EXHIBIT 99.1

Ceragenix Pharmaceuticals Provides Update on Company’s Proprietary
Compounds Tested by the National Cancer Institute

- In-Vitro Data Show Anti-Angiogenenic Activity of Ceragenins -

DENVER, CO, March 22, 2006 — Ceragenix Pharmaceuticals, Inc. (“Ceragenix”), a biopharmaceutical company focused on infectious disease and dermatology, today announced that data received from the National Cancer Institute (“NCI”) showed that two of Ceragenix’s Ceragenin™ compounds inhibit angiogenesis at low micromolar concentrations.

As previously announced, Ceragenix had submitted two of its Ceragenin compounds for screening under the NCI’s Developmental Therapeutics Program in which three different assays were to be used to evaluate the compounds’ anti-angiogenic activities.  The three in-vitro models were a growth inhibition assay, a cord formation assay and a cell migration assay.  The lowest reported inhibitory concentration for one of the Company’s Ceragenin compounds was 4.49 micromolar in the growth inhibition assay.

Compounds that have the ability to selectively target and inhibit the growth of new blood vessels have potential application in inhibiting restenosis (the closing or narrowing of an artery that was previously opened by a cardiac procedure) in coronary stents, in anti-cancer therapies and in the treatment of certain diseases such as Advanced Macular Degeneration (“AMD”), a devastating eye disease that may lead to total blindness.  Ceragenix plans additional pre-clinical studies to ascertain whether the anti-angiogenesis activity of one or more Ceragenin compounds may be of clinical utility.

Steven Porter, Chairman and CEO of Ceragenix stated: “We believe that one of the potential advantages of these compounds in coating medical devices, such as coronary stents, is that a Ceragenin may be able to be permanently bound to the surface of the medical device for long lasting effects without diminishing the efficacy of the compound.  Most other approaches require that the active drug elute off of the device to have activity.  Once the drug has fully eluted off the device, the activity is lost.”

About Ceragenins

Ceragenins, or CSAs, are synthetically produced small molecule chemical compounds comprised of a sterol backbone with amino acids and other chemical groups attached to them. These compounds have a net positive charge that is electrostatically attracted to the negatively charged cell membranes of certain viruses, fungi and bacteria. CSAs have a high binding affinity for such membranes (including Lipid A) and are able to rapidly disrupt the target membranes leading to rapid cell death. While CSAs have a mechanism of action that is also seen in antimicrobial peptides, which form part of the body’s innate immune system, the Company believes they may avoid many of the difficulties associated with their use as medicines.

About CERAGENIX

Ceragenix Pharmaceuticals, Inc. (OTCBB: CGXP - News) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings and as therapeutics for antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram®)—that form human-like skin barriers. Defects in the skin’s barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis and other common skin disorders and may also be of importance in HIV related skin dermatoses. Ceragenix has submitted a 510K to the FDA seeking marketing clearance to commercialize this technology in 2006. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”), successful clinical trials of the Company’s planned products, the ability of the Company to commercialize its planned products, market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from our forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and these factors may affect us to a greater extent than indicated.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB  to be filed in 2006. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

Or Robert Stanislaro

Financial Dynamics

(212) 850-5657

End of Filing